Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: John Asher

(502) 636-4586 (office)

(502) 494-3626 (mobile)

johna@kentuckyderby.com

CHURCHILL DOWNS INCORPORATED NAMES BILL MUDD

CHIEF FINANCIAL OFFICER

LOUISVILLE, Ky. (Oct. 4, 2007) — Churchill Downs Incorporated (NASDAQ: CHDN) (“Company”) today announced the appointment of William “Bill” E. Mudd to serve as the Company’s executive vice president and chief financial officer (“CFO”).

Mudd will oversee financial reporting, strategic planning, compliance, business planning, capital management, risk management and investor relations efforts.  He will report to President and Chief Executive Officer Robert L. Evans.  He will assume his new role Oct. 15.

Mudd comes to his new position after 15 years with General Electric Company (“GE”), where he most recently served as Global Commercial CFO at GE Water & Process Technologies, a water process and filtration business based in Trevose, Pa.

He will succeed Mike Miller, who left his role as executive vice president and CFO in January to pursue other business interests.

Mudd, 36, a native of Marion County, Ky., rose rapidly to positions of increased responsibility within GE after he started his career with the company in 1992 with a part-time position in purchasing at GE’s Appliance Park in Louisville, Ky.  He held that position while he completed a bachelor of science degree in mathematics and actuarial science at Bellarmine University.  He joined GE on a full-time basis following his graduation in 1993.  Mudd also holds a masters of business administration degree from Webster University and was a captain in the United States Army Reserves with 14 years of service.

Mudd served as Global Commercial CFO of GE Water beginning in 2006, and from 2004 to 2006 was CFO of Supply Chain, IT and Technology Finance for GE’s Consumer and Industrial Europe, Middle East & Africa Divison in Budapest, Hungary.  Earlier he served as finance manager of Global Financial Planning & Analysis and Business Development for GE Fanuc, a joint venture between GE and Fanuc, a Japanese partner, in Charlottesville, Va.  In 2000, he began two years of service as commercial finance manager, retail for GE Appliances in Louisville. Mudd had earlier served as a financial and operations analyst for that operation.

“I’m pleased to welcome Bill to our senior management team at Churchill Downs,” said Evans. “Bill’s broad business background, his expertise in domestic and international markets,

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Churchill Downs Incorporated Names Bill Mudd Chief Financial Officer

Oct. 4, 2007

and his exceptional leadership skills will be tremendous assets as our Company explores new avenues and opportunities for development and growth.  It is gratifying to have attracted such a strong candidate to this role as we continue to strengthen our Company’s management team.”

Churchill Downs Incorporated (“Churchill Downs”), headquartered in Louisville, Ky., owns and operates world-renowned horse racing venues throughout the United States. Churchill Downs’ four racetracks in Florida, Illinois, Kentucky and Louisiana host many of North America’s most prestigious races, including the Kentucky Derby and Kentucky Oaks, Arlington Million, Princess Rooney Handicap and Louisiana Derby. Churchill Downs racetracks have hosted seven Breeders’ Cup World Championships. Churchill Downs also owns off-track betting facilities and has interests in various advance deposit wagering, television production, telecommunications and racing services companies, including a 50-percent interest in the national cable and satellite network HorseRacing TV™, that support the Company’s network of simulcasting and racing operations. Churchill Downs trades on the NASDAQ Global Select Market under the symbol CHDN and can be found on the Internet at www.churchilldownsincorporated.com.

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